                                                                     EXHIBIT 2.1


                   PLAN OF REORGANIZATION AND CHANGE OF SITUS

                                    By Which

                            TITAN ENERGY CORP., INC.
                            (A COLORADO CORPORATION)

                                      And

                            POWER EXPLORATION, INC.
                             (A NEVADA CORPORATION)


                       CHANGES ITS PLACE OF INCORPORATION




         THIS PLAN OF REORGANIZATION is made effective and dated this day of May 31, 1998, by and between the above referenced corporations, sometimes referred to herein as "the Public Colorado Company" and "the Private Nevada Company", respectively.


                                 I. THE PARTIES


1. TITAN ENERGY CORP., INC. ("the Public Colorado Company") is a Colorado Corporation

2. POWER EXPLORATION, INC. ("the Private Nevada Company") is a Nevada Corporation, having been created (or to be created) on behalf the Titan Energy Corp., Inc. for the purpose of this change of situs.


                                 II.  RECITALS


A. THE CAPITAL OF THE PARTIES:

   1. THE CAPITAL OF THE PUBLIC COMPANY consists of 15,000,000 shares of common voting stock of $0.02 par value authorized, of which 11,060,925 shares are issued and outstanding.

2. THE CAPITAL OF THE PRIVATE COMPANY consists of 50,000,000 shares of common voting stock of $0.02 par value authorized, of which no shares have been or are issued or outstanding.

   B. THE BACKGROUND FOR THE REORGANIZATION: The Public Colorado Company desires to locate its Corporate Situs in Nevada.

   C. THE DECISION TO REORGANIZE TO CHANGE SITUS: The parties have resolved, accordingly, to relocate the public company, by means of the following reorganization, by which the Public Company will move to Nevada.


                          III. PLAN OF REORGANIZATION

   A. CHANGE OF SITUS: The Public Colorado Company and the Private Nevada Company are hereby reorganized for the sole and singular purpose of changing the respective place of incorporation of Titan Energy Corp., Inc. from Colorado to Nevada; such that immediately following Reorganization:

      1. MERGER: Titan Energy Corp., Inc., of Colorado shall merge with and into Power Exploration, Inc. of Nevada.

      2. THE PUBLIC COMPANY: The former Titan Energy Corp., Inc., of Colorado will become and thereafter be Power Exploration, Inc. of Nevada. The Public Company will retain its corporate personality and status, and will continue its corporate existence uninterrupted, in and through, and only in and through the Nevada Corporation.

   B. EFFECTIVE DATE: This Plan of Reorganization shall become effective immediately upon approval and adoption by the Corporate parties hereto, in the manner provided by the law of its place of incorporation and its constituent corporate documents, the time of such effectiveness being called the effective date hereof.

   C. SURVIVING CORPORATIONS: The Nevada Company shall survive the Reorganization as indicated above, after Reorganization, with the operational history of the Colorado Company before the Reorganization, and with the duties and relationships to its shareholders unchanged by the Reorganization and with all of its property and with its shareholder list unchanged. The Colorado Company shall cease to exist as a separate entity and shall survive as and only as the Nevada Company.

   D. FURTHER ASSURANCE, GOOD FAITH AND FAIR DEALING: The Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances. They shall do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and good faith with each other and each of the shareholders of Titan Energy Corp., Inc.

   E. CONVERSION OF OUTSTANDING SHARES: Forthwith upon the effective date hereof, each and every one share of stock in the Public Colorado Company shall be converted to one share of the Nevada Company. Any such holders of shares may surrender them to the transfer agent for common stock of the former Public Colorado Company, which transfer agent shall remain and continue as transfer agent for the now Public Nevada Company.

   THIS REORGANIZATION AGREEMENT is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.



TITAN ENERGY CORP., INC.                     POWER EXPLORATION, INC.
(A Colorado Corporation)                     (A Nevada Corporation)



By: /s/ M.O. RIFE III                        By: /s/ MARK S. ZOUVAS
   --------------------------                   --------------------------
   PRESIDENT, DIRECTOR                          MARK S. ZOUVAS
                                                INCORPORATOR AND SOLE
                                                INITIAL OFFICER AND DIRECTOR